Exhibit 99.1

Media Release

Peabody Reports Results for the Quarter and Year Ended December 31, 2023
Repurchased Over 11 Percent of Shares Outstanding in 2023
Commenced New Longwall Production at Shoal Creek Ahead of Schedule
ST. LOUIS, February 8, 2024 – Peabody (NYSE: BTU) today reported fourth quarter net income attributable to common stockholders of $192.0 million, or $1.33 per diluted share, compared to $632.0 million, or $3.92 per diluted share, in the prior year quarter. Peabody had Adjusted EBITDA1 of $345.1 million in the fourth quarter of 2023 compared to $500.5 million in the fourth quarter of 2022.
Full-year 2023 revenue totaled $4,946.7 million compared to $4,981.9 million in the prior year. Full-year 2023 net income attributable to common stockholders totaled $759.6 million, or $5.00 per diluted share, compared to $1,297.1 million, or $8.31 per diluted share in the prior year. Adjusted EBITDA was $1,363.9 million compared to $1,844.7 million in the prior year.
“Our performance in 2023 is a result of our dedicated team, diversified asset portfolio, and effective execution on our strategy,” said Peabody President and Chief Executive Officer Jim Grech. “We delivered on our shareholder return program, repurchasing over 11 percent of our shares outstanding, and improved our seaborne metallurgical segment with new longwall kits at Shoal Creek and Metropolitan, the continued development of the Centurion premium hard coking coal project, and the pending acquisition of a large portion of the adjacent Wards Well coal deposit.”
Fourth Quarter and Full Year Highlights
•Reported full year Adjusted EBITDA of $1,364 million, operating cash flow from continuing operations of $1,116 million and $969 million of Cash and Cash Equivalents at December 31, 2023
•Announced 2023 total shareholder returns of $471 million
•Achieved second best annual global injury rate and record low injury rate in Australia
•Produced 338 thousand tons from the newly developed L-panel district at Shoal Creek in the quarter
•PRB shipped 23.6 million tons in the quarter, the highest quarterly volume since 2019
•The Centurion premium hard coking coal project development remains on track with first development coal anticipated in April 2024
•Established a new $320 million revolving credit facility in January 2024

1 Adjusted EBITDA and Available Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reporting segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Fourth Quarter Segment Performance

Seaborne Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022
Tons sold (in millions)	3.7	4.2	4.1	15.5	15.6
Export	2.6	2.7	2.3	10.0	7.9
Domestic	1.1	1.5	1.8	5.5	7.7
Revenue per Ton	$76.22	$71.38	$93.79	$85.94	$86.07
Export - Avg. Realized Price per Ton	97.20	99.55	151.61	119.79	149.53
Domestic - Avg. Realized Price per Ton	30.26	20.92	22.98	24.73	21.59
Costs per Ton	49.71	43.68	43.10	48.66	44.65
Adjusted EBITDA Margin per Ton	$26.51	$27.70	$50.69	$37.28	$41.42
Adjusted EBITDA (in millions)	$99.8	$115.5	$209.1	$576.8	$647.6
The seaborne thermal segment shipped 3.7 million tons, including 2.6 million export tons at an average export realized price of $97.20 per ton. Tons sold decreased by 0.5 million tons compared to the third quarter primarily driven by a December train derailment on the mainline which limited shipments from Wilpinjong. Total segment costs of $49.71 per ton were 14 percent higher than the prior quarter due to lower production and product mix. The segment reported 35 percent Adjusted EBITDA margins and Adjusted EBITDA of $99.8 million.

Seaborne Metallurgical
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022
Tons sold (in millions)	2.1	1.5	2.0	6.9	6.6
Revenue per Ton	$186.74	$162.02	$219.81	$188.66	$243.78
Costs per Ton	107.89	110.38	128.14	125.18	125.92
Adjusted EBITDA Margin per Ton	$78.85	$51.64	$91.67	$63.48	$117.86
Adjusted EBITDA (in millions)	$166.2	$78.6	$187.8	$438.1	$781.7
The seaborne met segment shipped 2.1 million tons, the highest quarterly sales volume for the year, at an average realized price of $186.74 per ton, 15 percent higher compared to the prior quarter. Total segment costs of $107.89 per ton were 2 percent lower than the prior quarter due to higher production at Metropolitan and CMJV, partially offset by higher sales price sensitive costs. The segment reported 42 percent Adjusted EBITDA margins and Adjusted EBITDA of $166.2 million.

Powder River Basin
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022
Tons sold (in millions)	23.6	22.7	21.2	87.2	82.6
Revenue per Ton	$13.58	$13.79	$13.88	$13.74	$12.89
Costs per Ton	11.98	11.41	12.71	11.98	12.06
Adjusted EBITDA Margin per Ton	$1.60	$2.38	$1.17	$1.76	$0.83
Adjusted EBITDA (in millions)	$37.6	$54.1	$24.7	$153.7	$68.2

The PRB segment shipped 23.6 million tons, the highest quarterly sales volume for the year, at an average realized price of $13.58 per ton. PRB costs per ton increased 5 percent compared to the prior quarter, or $0.57 per ton, primarily due to higher repair and maintenance costs and production mix. The segment reported 12 percent Adjusted EBITDA margins and Adjusted EBITDA of $37.6 million.

Other U.S. Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022
Tons sold (in millions)	3.7	4.2	5.0	16.2	18.4
Revenue per Ton	$57.00	$53.89	$52.35	$54.77	$51.82
Costs per Ton	45.57	42.28	40.84	41.98	38.63
Adjusted EBITDA Margin per Ton	$11.43	$11.61	$11.51	$12.79	$13.19
Adjusted EBITDA (in millions)	$42.3	$49.1	$57.8	$207.5	$242.4
The other U.S. thermal segment shipped 3.7 million tons at an average realized price of $57.00 per ton. Tons sold were lower than the previous quarter due to a longwall move at Twentymile and lower customer demand as a result of low natural gas prices and higher utility inventories. Costs per ton increased 8 percent from the prior quarter to $45.57 primarily due to lower production. The segment reported 20 percent Adjusted EBITDA margins and Adjusted EBITDA of $42.3 million in the fourth quarter.
Shareholder Return Program
Peabody generated $283.6 million in operating cash flow from continuing operations and invested $157.9 million in capital expenditures in the fourth quarter. Available Free Cash Flow (AFCF)1 for the year ended 2023 was $724.1 million, resulting in $470.7 million of shareholder returns in accordance with our previously announced program.
After the $0.075 per share dividend declared on February 8, 2024, $80.4 million is available for additional share repurchases.

	Quarter Ended	Year Ended
	Dec.	Dec.
	2023	2023
	(Dollars in millions)
Cash Flow from Operations:	$282.4	$1,035.5
- Cash Flows Used in Investing Activities	(168.0)	(342.6)
- Distributions to Noncontrolling Interest	(0.1)	(59.0)
+/- Changes to Restricted Cash and Collateral (1)	(37.8)	90.2
- Anticipated Expenditures or Other Requirements	—	—
Available Free Cash Flow (AFCF)	$76.5	$724.1
Minimum Allocated for Shareholder Returns (65%)		$470.7
- Shares Repurchased (16.1 million shares)		(350.0)
- Dividends Paid (2)		(30.6)
- Dividends Declared (3)		(9.7)
Remaining Amount Available for Additional Share Repurchases		$80.4
(1) This amount is equal to the total change in Restricted Cash and Collateral on the balance sheet, excluding partially offsetting amounts already included in cash flow from operations of $54 million and $200 million for the quarter and year ended December 31, 2023, respectively and the $660 million one-time funding related to the surety program in the first quarter.
(2) Does not include $0.2 million of non-cash dividend equivalent units issued.
(3) Represents dividends declared that remain payable as of the date of this release.

The Board of Directors continues to view share repurchases as value accretive and an efficient way to return capital to shareholders. All future shareholder returns remain at the discretion of the Board of Directors.
First Quarter 2024 Outlook
Seaborne Thermal
•Volumes are expected to be 3.9 million tons, including 2.5 million export tons. 0.3 million export tons are priced at $181 per ton, and 1.1 million tons of Newcastle product and 1.1 million tons of high ash product are unpriced.
•Costs are anticipated to be $48-$53 per ton.
Seaborne Metallurgical
•Seaborne met volumes are expected to be 1.4 million tons and are expected to achieve 65 to 70 percent of the premium hard coking coal price index.
•Costs are anticipated to be $130-$140 per ton.
U.S. Thermal
•PRB volume is expected to be approximately 21 million tons at an average price of $13.55 per ton and costs of approximately $11.75-$12.50 per ton.
•Other U.S. Thermal volume is expected to be approximately 3.6 million tons at an average price of $52.35 per ton and costs of approximately $41-$45 per ton.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Karla Kimrey
314.342.7890

Guidance Targets

Segment Performance
	2024 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	15 - 16	6.4	$41.75	$45.00 - $50.00
Seaborne Thermal (Export)	9 - 11	0.6	$181.00	NA
Seaborne Thermal (Domestic)	5.8	5.8	$27.50	NA
Seaborne Metallurgical	7.5 - 8.5	NA	NA	$110.00 - $120.00
PRB U.S. Thermal	80 - 87	85	$13.70	$11.75 - $12.50
Other U.S. Thermal	14.5 - 15.5	15.2	$53.70	$41.00 - $45.00

Other Annual Financial Metrics ($ in millions)
	2024 Full Year
SG&A	$90
Total Capital Expenditures	$375
Major Project Capital Expenditures	$235
Sustaining Capital Expenditures	$140
Wards Well Acquisition	$136
ARO Cash Spend	$50

Supplemental Information

Seaborne Thermal	50% of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and 50% are expected to have a higher ash content and price at 80-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's metallurgical sales are anticipated to price at 65-70% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at December 31, 2023. Weighted average quality for the PRB segment 2024 volume is approximately 8670 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Dec. 31, 2023, Sept. 30, 2023 and Dec. 31, 2022 and the Years Ended Dec. 31, 2023 and 2022

(In Millions, Except Per Share Data)
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022

Tons Sold	33.2	32.6	32.5	126.2	123.7

Revenue	$1,235.0	$1,078.9	$1,626.1	$4,946.7	$4,981.9
Operating Costs and Expenses (1)	872.8	803.7	927.8	3,385.1	3,290.8
Depreciation, Depletion and Amortization	82.2	82.3	90.2	321.4	317.6
Asset Retirement Obligation Expenses	4.2	15.4	8.6	50.5	49.4
Selling and Administrative Expenses	24.7	21.5	24.3	90.7	88.8
Restructuring Charges	0.3	0.9	0.1	3.3	2.9
Other Operating (Income) Loss:
Net Gain on Disposals	(6.5)	(1.4)	(6.5)	(15.0)	(29.2)
Asset Impairment	—	—	9.5	2.0	11.2
Provision for NARM and Shoal Creek Losses	3.9	3.3	—	40.9	—
Loss (Income) from Equity Affiliates	2.8	(5.6)	(10.3)	(6.9)	(131.2)
Operating Profit	250.6	158.8	582.4	1,074.7	1,381.6
Interest Expense	14.3	13.8	29.5	59.8	140.3
Net Loss on Early Debt Extinguishment	—	—	23.4	8.8	57.9
Interest Income	(20.3)	(20.3)	(12.1)	(76.8)	(18.4)
Net Periodic Benefit Credit, Excluding Service Cost	(12.2)	(10.0)	(12.3)	(41.6)	(49.0)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(0.3)	—	(27.8)	(0.3)	(27.8)
Income from Continuing Operations Before Income Taxes	269.1	175.3	581.7	1,124.8	1,278.6
Income Tax Provision (Benefit)	70.1	46.5	(59.8)	308.8	(38.8)
Income from Continuing Operations, Net of Income Taxes	199.0	128.8	641.5	816.0	1,317.4
(Loss) Income from Discontinued Operations, Net of Income Taxes	(0.3)	2.5	4.0	(0.4)	1.7
Net Income	198.7	131.3	645.5	815.6	1,319.1
Less: Net Income Attributable to Noncontrolling Interests	6.7	11.4	13.5	56.0	22.0
Net Income Attributable to Common Stockholders	$192.0	$119.9	$632.0	$759.6	$1,297.1

Adjusted EBITDA (2)	$345.1	$270.0	$500.5	$1,363.9	$1,844.7

Diluted EPS - Income from Continuing Operations (3)(4)	$1.33	$0.80	$3.89	$5.00	$8.29

Diluted EPS - Net Income Attributable to Common Stockholders (3)	$1.33	$0.82	$3.92	$5.00	$8.31

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)
Weighted average diluted shares outstanding were 147.2 million, 149.9 million and 161.9 million during the quarters ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively. During the years ended December 31, 2023 and 2022, weighted average diluted shares outstanding were 154.3 million and 157.2 million, respectively.

(4)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2023 and 2022

(Dollars In Millions)

	(Unaudited)
	Dec. 31, 2023	Dec. 31, 2022
Cash and Cash Equivalents	$969.3	$1,307.3
Accounts Receivable, Net	389.7	465.5
Inventories, Net	351.8	296.1
Other Current Assets	308.9	303.6
Total Current Assets	2,019.7	2,372.5
Property, Plant, Equipment and Mine Development, Net	2,844.1	2,865.0
Operating Lease Right-of-Use Assets	61.9	26.9
Restricted Cash and Collateral	957.6	187.4
Investments and Other Assets	78.8	84.3
Deferred Income Taxes	—	74.7
Total Assets	$5,962.1	$5,610.8

Current Portion of Long-Term Debt	$13.5	$13.2
Accounts Payable and Accrued Expenses	965.5	905.5
Total Current Liabilities	979.0	918.7
Long-Term Debt, Less Current Portion	320.7	320.6
Deferred Income Taxes	28.6	20.4
Asset Retirement Obligations, Less Current Portion	648.6	665.8
Accrued Postretirement Benefit Costs	148.4	156.5
Operating Lease Liabilities, Less Current Portion	47.7	11.0
Other Noncurrent Liabilities	181.6	223.0
Total Liabilities	2,354.6	2,316.0

Common Stock	1.9	1.9
Additional Paid-in Capital	3,983.0	3,975.9
Treasury Stock	(1,740.2)	(1,372.9)
Retained Earnings	1,112.7	383.9
Accumulated Other Comprehensive Income	189.6	242.5
Peabody Energy Corporation Stockholders' Equity	3,547.0	3,231.3
Noncontrolling Interests	60.5	63.5
Total Stockholders' Equity	3,607.5	3,294.8
Total Liabilities and Stockholders' Equity	$5,962.1	$5,610.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Dec. 31, 2023, Sept. 30, 2023 and Dec. 31, 2022 and the Years Ended Dec. 31, 2023 and 2022

(Dollars In Millions)
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$283.6	$87.5	$671.4	$1,116.3	$1,180.3
Net Cash Used in Discontinued Operations	(1.2)	(74.1)	(1.9)	(80.8)	(6.7)
Net Cash Provided By Operating Activities	282.4	13.4	669.5	1,035.5	1,173.6
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(157.9)	(68.1)	(117.0)	(348.3)	(221.5)
Changes in Accrued Expenses Related to Capital Expenditures	8.0	0.3	5.6	2.9	(2.7)
Proceeds from Disposal of Assets, Net of Receivables	8.9	1.9	10.0	22.8	40.6
Contributions to Joint Ventures	(168.2)	(202.6)	(170.8)	(741.6)	(645.9)
Distributions from Joint Ventures	142.3	213.6	166.4	721.7	631.6
Advances to Related Parties	(0.4)	—	(0.2)	(0.5)	(1.5)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	—	0.9	16.9	2.6	171.8
Other, Net	(0.7)	(0.6)	(0.7)	(2.2)	(1.1)
Net Cash Used In Investing Activities	(168.0)	(54.6)	(89.8)	(342.6)	(28.7)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	—	—	545.0
Repayments of Long-Term Debt	(2.1)	(2.1)	(561.1)	(9.0)	(1,407.4)
Payment of Debt Issuance and Other Deferred Financing Costs	—	—	—	(0.3)	(21.1)
Common Stock Repurchases	(83.7)	(91.0)	—	(347.7)	—
Proceeds from Common Stock Issuances, Net of Costs	—	—	—	—	222.0
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	—	—	(13.7)	(2.6)
Dividends Paid	(9.9)	(9.9)	—	(30.6)	—
Distributions to Noncontrolling Interests	(0.1)	(36.1)	—	(59.0)	(17.5)
Net Cash Used In Financing Activities	(95.8)	(139.1)	(561.1)	(460.3)	(681.6)
Net Change in Cash, Cash Equivalents and Restricted Cash	18.6	(180.3)	18.6	232.6	463.3
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,631.6	1,811.9	1,399.0	1,417.6	954.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,650.2	$1,631.6	$1,417.6	$1,650.2	$1,417.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Dec. 31, 2023, Sept. 30, 2023 and Dec. 31, 2022 and the Years Ended Dec. 31, 2023 and 2022

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022

Income from Continuing Operations, Net of Income Taxes	$199.0	$128.8	$641.5	$816.0	$1,317.4
Depreciation, Depletion and Amortization	82.2	82.3	90.2	321.4	317.6
Asset Retirement Obligation Expenses	4.2	15.4	8.6	50.5	49.4
Restructuring Charges	0.3	0.9	0.1	3.3	2.9
Asset Impairment	—	—	9.5	2.0	11.2
Provision for NARM and Shoal Creek Losses	3.9	3.3	—	40.9	—
Changes in Amortization of Basis Difference Related to Equity Affiliates	(0.4)	(0.5)	(0.6)	(1.6)	(2.3)
Interest Expense	14.3	13.8	29.5	59.8	140.3
Net Loss on Early Debt Extinguishment	—	—	23.4	8.8	57.9
Interest Income	(20.3)	(20.3)	(12.1)	(76.8)	(18.4)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(0.3)	—	(27.8)	(0.3)	(27.8)
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	—	—	(199.3)	(159.0)	35.8
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(7.3)	0.5	(2.1)	(7.4)	2.3
Take-or-Pay Contract-Based Intangible Recognition	(0.6)	(0.7)	(0.6)	(2.5)	(2.8)
Income Tax Provision (Benefit)	70.1	46.5	(59.8)	308.8	(38.8)
Adjusted EBITDA (1)	$345.1	$270.0	$500.5	$1,363.9	$1,844.7

Operating Costs and Expenses	$872.8	$803.7	$927.8	$3,385.1	$3,290.8
Unrealized Gains (Losses) on Foreign Currency Option Contracts	7.3	(0.5)	2.1	7.4	(2.3)
Take-or-Pay Contract-Based Intangible Recognition	0.6	0.7	0.6	2.5	2.8
Net Periodic Benefit Credit, Excluding Service Cost	(12.2)	(10.0)	(12.3)	(41.6)	(49.0)
Total Reporting Segment Costs (2)	$868.5	$793.9	$918.2	$3,353.4	$3,242.3

Net Cash Provided By Operating Activities	$282.4			$1,035.5
- Net Cash Used In Investing Activities	(168.0)			(342.6)
- Distributions to Noncontrolling Interests	(0.1)			(59.0)
+/- Changes to Restricted Cash and Collateral	(37.8)			90.2
- Anticipated Expenditures or Other Requirements	—			—
Available Free Cash Flow (3)	$76.5			$724.1

(1)	Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a component of a metric to measure each of our segment's operating performance.
(3)	Available Free Cash Flow is defined as operating cash flow minus investing cash flow and distributions to noncontrolling interests; plus/minus changes to restricted cash and collateral (excluding one-time effects of the recent surety agreement amendment) and other anticipated expenditures. Available Free Cash Flow is used by management as a measure of our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2023, Sept. 30, 2023 and Dec. 31, 2022 and the Years Ended Dec. 31, 2023 and 2022

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2023	2023	2022	2023	2022

Revenue Summary (In Millions)
Seaborne Thermal	$286.3	$297.4	$386.3	$1,329.7	$1,345.6
Seaborne Metallurgical	394.0	247.0	451.1	1,301.9	1,616.9
Powder River Basin	320.1	313.0	294.1	1,198.1	1,065.5
Other U.S. Thermal	210.7	228.2	262.8	888.2	952.2
Total U.S. Thermal	530.8	541.2	556.9	2,086.3	2,017.7
Corporate and Other	23.9	(6.7)	231.8	228.8	1.7
Total	$1,235.0	$1,078.9	$1,626.1	$4,946.7	$4,981.9

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal	$186.5	$181.9	$177.2	$752.9	$698.0
Seaborne Metallurgical	227.8	168.4	263.3	863.8	835.2
Powder River Basin	282.5	258.9	269.4	1,044.4	997.3
Other U.S. Thermal	168.4	179.1	205.0	680.7	709.8
Total U.S. Thermal	450.9	438.0	474.4	1,725.1	1,707.1
Corporate and Other	3.3	5.6	3.3	11.6	2.0
Total	$868.5	$793.9	$918.2	$3,353.4	$3,242.3

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal	$99.8	$115.5	$209.1	$576.8	$647.6
Adjusted EBITDA - Seaborne Metallurgical	166.2	78.6	187.8	438.1	781.7
Adjusted EBITDA - Powder River Basin	37.6	54.1	24.7	153.7	68.2
Adjusted EBITDA - Other U.S. Thermal	42.3	49.1	57.8	207.5	242.4
Adjusted EBITDA - Total U.S. Thermal	79.9	103.2	82.5	361.2	310.6
Middlemount	(0.5)	7.7	10.9	13.2	132.8
Resource Management Results (2)	9.6	3.1	6.8	21.0	29.3
Selling and Administrative Expenses	(24.7)	(21.5)	(24.3)	(90.7)	(88.8)
Other Operating Costs, Net (3)	14.8	(16.6)	27.7	44.3	31.5
Adjusted EBITDA (1)	$345.1	$270.0	$500.5	$1,363.9	$1,844.7

(1)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(2)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(3)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the Centurion Mine and revenue of $6.7 million and $25.9 million related to the assignment of port and rail capacity during the quarter and year ended December 31, 2023, respectively.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the shareholder return framework, execution of the Company’s operating plans, market conditions for the Company’s products, reclamation obligations, financial outlook, potential acquisitions and strategic investments, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, that are described in Peabody's periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.